Exibit 4.4

Management Services Agreement Amendment
Made and entered into in Yavne, October 23, 2011

BETWEEN

G. Willi-Food International Ltd.
With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "Willi-Food")

AND

Gold Frost Ltd.
 With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "Gold Frost")

(Willi-Food and Gold Frost hereinafter: "the Company")
As the first party

AND

Yossi Willi Management Investments Ltd. (private company No. 512416033)
With its business address at 4 Nahal Harif St., Yavne
(Hereinafter: "the Management Company")
Or a company fully owned by Joseph Williger
As the second party

WHEREAS	On the 16th of March, 2008, the Company and the Management Company entered an agreement for the rendering of management services through Mr. Joseph Williger (hereinafter: "the Agreement"); and

WHEREAS	The parties wish to amend some of the agreement’s provisions.

NOW THEREFOR, THE PARTIES AGREE AND STUPULATE AS FOLLOWS:

1.	Introduction

1.1.	The definitions mentioned in this amendment shall have identical meaning to the ones mentioned in the Agreement, unless stated otherwise herein.

1.2.	The provisions of this amendment shall supersede the provisions of the Agreement and its appendices, in all matters.

1.3.	The contents of the Agreement and its appendices shall continue to apply, insofar as they are not explicitly superseded by this amendment.

1.4.	In case of a discrepancy between this amendment and the Agreement, the provisions of this amendment shall prevail.

2.
In the second “whereas”, in the preamble to the Agreement, the words “in light of the change in the control of Willi-Food’s parent company, Willi-Food Investments Ltd. (hereinafter: "Willi-Food Investments"), in August, 2007” will be deleted and the words “as CEO of Willi-Food" will be replaced with ""as President of the Willi-Food".

3.	In section 3.1 of the Agreement, the words “as the CEO of Willi-Food” will be replaced with "as the President of Willi-Food".

4.
Section 4.1 of the Agreement will be deleted, and replaced with the following: “This agreement shall remain valid for a period of 3 years, starting on September 15th, 2011 and ending on September 14th, 2014, subjected to the contents of sections 4.2 to 4.7 below (hereinafter: "The Agreement Period”)”.

5.
In section 4.2.1 of the Agreement, the words “36 months in advance” will be replaced with “18 months in advance”. In addition, the words “after a period of six months from the signing of this agreement” will be deleted.

6.	At the end of section 8.1 of the Agreement, the following will be added: “Ltd. (hereinafter: Willi-Food Investments)”.

7.	In section 10 of the Agreement, “immediately” will be replaced with “Starting from September 15th, 2011”.

IN WITNESS THEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES:

G. Willi-Food International Ltd.	Yossi Willi Management Investments Ltd.

Gold Frost Ltd.

I, the undersigned, Mr. Joseph Williger (the service provider), having read the contents of this amendment in their entirety, hereby agree to be bound by its provisions. I vouch for the Management Company’s obligations towards The Company.

Joseph Williger	Date